Exhibit p.3

Jasper Capital Hong Kong Limited

CODE OF ETHICS

It is the policy and practice of Jasper Capital Hong Kong Limited (“the Company”) to observe and encourage the highest standard of ethical conduct for all its members of staff and others working on its behalf. As a condition of employment, each member of staff has an obligation to act fairly and honestly at all times. Such commitment to ethical conduct as a firm and as an individual is fundamental to firm.

Each member of staff must read this Code of Ethics (“Code”) in its entirety.

It requires your compliance as follows:

a.	You must become familiar with and understand the contents of the Code.

b.	By signing the Staff Member Acknowledgement of Receipt and Undertaking annexed to this Code you are acknowledging receipt of the Code and that you have read and understood its contents.

c.

Each member of staff must notify the Company of possible violations of the Code that may exist now or which may arise during his or her employment with the Company. In the event that you have any questions regarding the Code or particular business dealings, please contact the CCO of the Company.

This Code is intended to help each member of staff understand their obligations to comply with the highest ethical standards. The Code should be kept by each member of staff for future reference and its guidelines made an active part of the member of staff’s normal course of business.

This Code should be read in conjunction with the rest of the Company’s Compliance Manual and the Company’s Personal Account Dealing Notice.

Capitalized terms used but not defined herein have the meanings given to them in the Company’s Compliance Manual.

Table of Contents

Introduction

A.	Business Decisions	4

B.	Duty to Report Violations of this Code and Sanctions	4

C.	Conflicts of Interest	5

D.	Insider Trading	6

E.	Staff PA Dealing Policy	8

F.	Possible Family Member Conflicts	15

G.	Personal Disclosures Regarding Legal and Regulatory Matters	15

H.	Confidentiality	16

I.	Political Contributions	17

J.	Public Offerings and Private Placements	19

K.	Annual Review by Trustees	19

INTRODUCTION

This Code applies to all members of staff and others working on behalf of the Company wherever located. Each member of staff of the Company has an obligation to act at all times in an honest and ethical manner and with the highest integrity in dealings with Clients and/or any third party.

The Code is designed to, among other things, provide guidelines of the general standards of conduct required by the Company and its members of staff, including in such areas as conflicts of interest, insider trading, possible family conflicts and confidential information.

The foundation of the Code consists of three underlying principles:

a.

Members of staff must at all times place the interests of Clients first. In other words, you must scrupulously avoid serving your own personal interests ahead of the interests of the Company’s Clients.

b.

Members of staff must make sure that all personal securities transactions are conducted consistent with the Code and with the Company’s Personal Account Dealing Notice (the “PAD Notice”) and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

c.

Members of staff should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Company could call into question the exercise of a member of staff’s independent judgment.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that can arise.

Consequently, members of staff are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your actions in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

Because the Company’s policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, the Company may modify any or all of the policies and procedures set forth in the Code. Should the Company revise the Code, you will receive written notification from the CCO of the Company. It is the responsibility of each member of staff to become familiar with any modifications to the Code.

A.	BUSINESS DECISIONS

The Company expects members of staff and others working on its behalf to conduct the Company’s affairs on an arm’s length basis and not to engage in business or financial activity that may conflict with that of the Company. Decisions regarding the Company’s business with any other person or entity must be based solely upon valid business considerations of the Company. No one may permit a business decision involving the Company to be influenced by personal or other unrelated interests or factors.

B.	DUTY TO REPORT VIOLATIONS OF THIS CODE AND SANCTIONS

Personnel are required to report promptly any violation or potential violation of the Code to the CCO. Any report shall be maintained in confidence and no retaliation shall be made against the individual for making a report.

Review and Investigation

The CCO shall be responsible for the prompt review and investigation of any violations of the Code reported to, or independently discovered by, the CCO. The CCO shall be responsible for reporting any material violations of the Code to appropriate senior management within the Adviser and to the Fund’s chief compliance officer. The CCO shall document such review and investigation, the reporting thereof, and any action, including any sanctions.

Where the CCO is Implicated by the Violation Being Reported

Notwithstanding the foregoing, where a person making a report believes that the CCO is implicated in any violation being reported, the reporting person may report such violation to any of the senior management of the Adviser or to the Fund CCO (the “Receiving Person”). Upon the receipt of a report of a violation, the Receiving Person shall either ensure that the Adviser undertakes such review and investigation of the reported violation and to take such other action as is contemplated above or promptly report such matter to another member of senior management as the Receiving Person believes is appropriate, who, upon receipt of such report, shall have the responsibility of a Receiving Person.

Internal Discipline

No internal discipline shall be imposed on any Personnel for violation of this Code without the underlying matter and the sanction to be imposed being first brought to the attention of the CCO.

Possible Sanctions

Possible sanctions for violation of this Code may include, but not limited to: verbal or written warnings, reversal of trades or reallocation of trades to client accounts, disgorgement of profits, suspension or termination of trading or investment privileges, monetary penalty, heightened supervision, job modification, suspension or termination, and/or civil or criminal referral to the appropriate governmental authority. Sanctions are imposed by the CCO and other senior Personnel that they may designate.

Heightened Supervision or Other Responsive Actions

The CCO shall be responsible for determining whether any violation of the Code that is brought to the CCO’s attention indicates a need (i) for heightened supervisory procedures, and if so, the means by which such need should be addressed, and (ii) any change in the Adviser’s procedures or policies or applicable controls. In addition, the CCO, after conferring with outside counsel, shall also be responsible for determining whether the violation, or any sanction imposed as a result thereof, requires additional disclosure or reporting, including to the Fund or the Adviser’s other clients or to any regulatory, law enforcement, or other outside party. The CCO shall be responsible for appropriately documenting each determination.

C.	CONFLICTS OF INTEREST

It is the Company’s policy that all members of staff and others working on its behalf act in good faith and in the best interests of firm. To this end, such persons must not place themselves or the Company in a position that would create even the appearance of a conflict of interest. No person may represent the Company in any transaction if an approved outside business interest might compromise or otherwise affect his or her ability to represent its interests fairly and impartially.

While it is not possible to list all situations that might involve conflicts of interest, the Company’s conflicts policy lists actual and potential conflicts to which the Company is exposed and in addition includes financial interests, inducements, political contributions and outside business interests. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO of the Company. Any existing interest or activity that might constitute a conflict of interest under the Code must be fully disclosed to the CCO of the Company, so that the Company may determine whether such interest or activity should be disposed of, discontinued or limited.

Exploitation of Relationship with the Company

No person may improperly use the Company’s name. Its name may be used only in connection with an activity or transaction that has been previously authorized by management or the CCO of the Company. Under no circumstances shall any person exploit the Company’s name or his or her relationship with it.

D.	INSIDER TRADING

Members of staff and others working on behalf of the Company may in certain instances have access to inside information. The Exchange Act and Sanctions Act in the US make it unlawful for any person to trade or recommend trading in securities while in possession of inside information. The offense often involves taking advantage of inside information by trading in securities whose price is likely to be affected if the information were made public. It is important to note that disclosure in itself can be an offense unless it is done in the proper performance of the functions of employment, office or profession, such as to a regulatory authority or to a company’s bankers, brokers or lawyers. In other words, the disclosure offense can be committed whether or not the recipient of that Inside Information acts upon it.

It is irrelevant whether such action is taken directly or indirectly, and there are no exceptions for personal or independent reasons.

The Company’s full policies and procedures relating to Market Abuse can be found in its Compliance Manual. You must read and understand them fully.

Responsibilities of the CCO

Upon the receipt of any notification with respect to the receipt by Personnel of possible material, nonpublic information, the CCO, in consultation with legal if deemed necessary, shall be responsible for making a determination of whether the information is material and nonpublic and, if so, necessary precautions should be taken, including restricting the Adviser’s activities in any way or placing an information wall around the individual(s) involved.

Restrictions on Communication and Information Barriers

Individuals subject to information barriers are prohibited from discussing the information that gave rise to the information barrier except:

•	Among other individuals who are part of the same walled off group;

•	With the Adviser’s legal counsel, CCO or such other persons as the CCO shall specifically direct.

Individuals subject to information barriers should use care to maintain the information that gave rise to the information barrier in confidence and shall:

•	Take reasonable steps to safeguard the protected information;

•	Not discuss such matter with anyone except as specifically provided above; and

•	Bring to the attention of the CCO any attempt by Personnel to solicit or obtain such information unless they have a legitimate business need or reason

Maintenance of Restricted and Watch List

The CCO is responsible for maintaining the Adviser’s Restricted and Watch Lists (as defined below). The CCO may designate others to assist with the maintenance of these lists.

The Restricted List generally may be disclosed to Personnel and consists of a list of issuers, e.g.., companies, in which Personnel and their Immediate Family Members (as defined in Section VII, below) are prohibited from trading, absent an exemption from such restriction (the “Restricted List”).

The Watch List generally is not disclosed to Personnel and consists of a list of issuers as to which a limited or select group of Personnel may be in possession of material nonpublic material information or other sensitive information (the “Watch List”). However, the CCO may share the Watch List with certain Personnel as necessary to further the purposes of this Code or for other purposes the CCO deems necessary or appropriate. The Restricted and Watch Lists are maintained separately.

As a general matter, the CCO shall be responsible for the determination to add or remove an issuer from any of the Restricted List, the Watch List, or any other lists deemed necessary to comply with these provisions of the Code.

In considering whether an issuer should be added or removed from the Restricted or Watch List, the following presumptions shall apply:

•	Issuers that are the subject of an information wall or similar controls should be placed on the Adviser’s Watch List.

•

Issuers as to which Personnel are in possession of material nonpublic information should be placed on the Adviser’s Watch List, provided that if such information is not restricted to a limited number of Walled Off individuals, the issuer should be placed on the Adviser’s Restricted List.

•

Issuers for whom Personnel serve as directors or members of official creditors’ committee should generally be placed on the Restricted List, or, if information walls or other appropriate measures are taken, on the Watch List.

E.	STAFF PA DEALING POLICY

General Policy

The Company has adopted the following procedures governing personal account (“PA”) securities dealing (“PA dealing” or “PAD”) by its staff:

(1)	The interests of Clients will at all times be placed first and dealings on behalf of Clients must always have priority over staff PA dealings;

(2)	All PA dealing will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

(3)	Members of staff must not take inappropriate advantage of their positions;

(4)	Day trading by staff on a PA basis is prohibited;

(5)

PA front-running of any Company’s trade is prohibited. An example of front-running would be where a member of staff is aware of a planned Company’s trade in a particular instrument and wishes to PA deal the same way in advance of the execution of such the Company’s trade; and

(6)

Staff may not participate in any new public offerings (IPOs or follow-ons) of equity, equity linked and corporate debt securities registered with the SEC, unless approved by the CCO of the Company or, in the case of participation by the CCO of the Company. Furthermore, staff may not participate in any public offerings in which any client fund or equivalent is participating.

(7)	No staff may buy or sell a security on a day in which the Company has a pending “buy” or “sell” order in the same security until that order is executed or withdrawn;

(8)

No staff may buy or sell an investment for accounts for which he has direct or indirect beneficial interest within 1 trading day before (if the employee is aware of a forthcoming client transaction) or after trading in that security on behalf of Client;

(9)

No staff may buy or sell an investment for accounts for which he has direct or indirect beneficial interest within 1 trading day before (if the employee is aware of a forthcoming recommendation) or after a recommendation on that security is made or proposed by the Company;

Restrictions (7), (8) and (9) do not apply where client orders have been fully executed and any conflicts of interest have been removed.

Note: If a member of staff has any doubt as to whether a PA transaction is permitted within the rules, they should refer to the CCO of the Company.

Covered Accounts

The Company is obligated to monitor and restrict the PA dealing of all the Company’s members of staff who PA deal (“Covered Persons”). This entails the disclosure to the CCO of the Company of all PAD accounts (“Covered Accounts”) which include:

•	The personal securities accounts (see definition below of security) of:

(i)	a member of staff of the Company;

(ii)	a member of staff’s spouse, or civil partner or any partner of the member of staff considered by national law as equivalent to a spouse;

(iii)	a dependent child or stepchild of the relevant person who is under the age of 18 years;

(iv)	any other relative of the relevant person who currently shares and has shared for one calendar year prior to the current date, the same household as that person.

(v)	anyone living either with or apart from a member of staff who receives material financial support from such an individual (except for a spouse with a valid separation/divorce decree); or

•	Any accounts over which a member of staff controls or influences investment decisions, or has the right or authority to exercise any degree of control, influence or discretionary authority; or

•	Any account in which a member of staff has a beneficial interest.

Accounts which are not Covered Accounts

The following accounts are not Covered Accounts:

•

A personal securities account of a member of staff which, by its explicit terms, can only be used for the purchase of securities under an employee stock ownership plan (“ESOP”) account, profit sharing plan or dividend reinvestment plan (“DRIP”), 401(k) or 529 accounts / plans which are not under the staff member’s control, or where control is limited to the selection of mutual funds.

•

A “Blind Account”, which is an account over which the member of staff has granted full discretionary investment management to an outside broker-dealer, bank, investment manager or adviser, trust company or trustee. To retain a Blind Account a member of staff must notify the CCO of the Company of its existence at the commencement of employment with the Company or at the time the account is opened by the member of staff.

Pre-Clearance of PA dealing

Members of staff and other holders of Covered Accounts (see above) must pre-clear all PAD transactions in securities with Compliance by sending an email to kwokwai.liu@jasperhk.com describing the trade they wish to make, including at least the following details:

a.	Title & type of security

b.	Tracker Symbol or CUSIP number

c.	Buy or Sell

d.	Size of trade

e.	Current Price

f.	Principal amount of shares

g.	PAD / brokerage account to be used.

Any pre-clearance needed by the CCO of the Company will follow the procedure above and must be pre-cleared by another member of the Compliance department.

Where approval to trade is granted, that approval is valid until the close of business (in the location of the requesting staff member at the time the request for pre-clearance is made) on the next calendar day after the granting of approval. Should the member of staff fail to execute the transaction by such time, any further trading intention will require a fresh approval.

For the avoidance of doubt:

•	Government securities need to be pre-cleared and reported;

•	ETF securities need to be pre-cleared and reported even if based on a broad-based index.

•	Members of staff may generally retain securities positions acquired prior to their employment but must follow the pre-clearance procedure when undertaking further trades in any such positions.

If a member of staff is precluded from entering into a transaction for their own account, they must not:

•	Procure any other person to enter into such a transaction; nor

•	Communicate any information or opinion to another person if they know or ought to know that the person will, as a result, enter into such a transaction.

Note: “Security” means any:

•	note,

•	stock,

•	treasury stock,

•	Exchange Traded Funds (ETF)

•	security future,

•	bond,

•	debenture,

•	evidence of indebtedness,

•	certificate of interest or participation in any profit-sharing agreement,

•	collateral-trust certificate,

•	preorganization certificate or subscription,

•	transferable share,

•	investment contract,

•	voting-trust certificate,

•	certificate of deposit for a security,

•	fractional undivided interest in oil, gas, or other mineral rights,

•

any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or

•	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or,

•	in general, any interest or instrument commonly known as a “security”, or

•	any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing,

“Security” for the purposes of this policy shall not include spot FX, physical commodities, life policies, money market funds, open-ended funds such as publicly traded mutual funds, publically traded real estate investment funds (REITS), real estate / real property and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Reporting of PA dealing

Members of staff must arrange for the CCO of the Company to receive either:

•	copies on a monthly (preferably) basis of brokerage statements for that account; and/or

•	copies of trade confirmations / contract notes of all securities transactions

The CCO of the Company or individuals designated by the CCO of the Company will review such statements to monitor for adherence to the Company’s policies and procedures, including pre-clearance procedures. Statements and contract notes/confirmations should be sent by email to kwokwai.liu@jasperhk.com or by mail to the Company’s address.

Until such time as the CCO of the Company receives statements relating to Covered Accounts, it is the responsibility of all members of staff to provide the CCO of the Company with copies of such statements and trade confirmations / contract notes. If a member of staff has not entered into any reportable PA dealing, they must confirm this by way of a “nil return” in writing on a quarterly basis and as and when otherwise required by the Company.

Reporting and Certification Requirements

A.	Initial Holdings Report and Certification

Within 10 business days after a Covered Person commences employment, he/she must certify that he/she has read and understands the Policy, that he/she will comply with its requirements, and that he/she has disclosed or reported all personal investments and accounts required to be disclosed or reported. (See Annex I – New Staff Member Initial Holdings Report)

Covered Persons are required to include in initial and semi-annual holdings reports the name of any broker-dealer or bank with which the Covered Person has an account in which ANY securities are held for his/her direct or indirect benefit.

B.	Quarterly Transactions Report for Covered Persons

Within 10 business days of the end of each calendar quarter, Covered Persons must file a report of all securities transactions on a Quarterly Transactions Report. In addition, Covered Persons are required to report any account opened during the quarter in which securities were held during the quarter (this includes accounts that hold those securities described above). (See Annex III – Quarterly Transaction report for Staff Members)

C.	Annual Certification for Covered Persons and Independent Directors

Annually, Covered Persons must certify that they have read and understand the Policy, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported. (See Annex II – Annual Holdings Report for Staff Members)

Staff must keep the CCO of the Company promptly informed of any additions to or changes in such accounts.

Transaction Reports

All members of staff are required to submit to the CCO of the Company transaction reports from their Covered Accounts no later than 30 days from the end of each calendar quarter.

Each transaction report must contain, at a minimum, the information in the form contained in Annex III for each transaction involving a security. The report must cover, at a minimum, all PA dealing transactions in such Covered Accounts during the quarter.

Private Investments and Outside Business Activities

Members of staff must obtain written approval from the CCO of the Company before entering into a private securities transaction or before engaging in outside business activities. Any approval needed by the CCO of the Company will follow the procedure above and must be pre-cleared by the Head of Compliance of the Company. Members of staff wishing to enter into or engage in such transactions and activities must obtain the required written approval using the form annexed hereto as Annex IV (private securities transactions) and Annex V (outside business activities), as applicable:

•

Private securities transactions include investments in private placements, private investment partnerships or other similar investment vehicles, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

•

Outside business activities include being (not on behalf of the Company) an officer, director, partner, member, shareholder, employee, representative or consultant of any non-Company related entity or organization.

Exemptions

Any member of staff who wishes to seek an exemption of a specific account from coverage under this policy must contact the CCO of the Company for an exemption. Exemptions will be granted only upon demonstration of significant extenuating circumstances and are at the discretion of the CCO of the Company who must approve any such exemptions in writing. Exemptions which have been granted will be reviewed by the CCO of the Company from time to time in order to determine if the exemption will remain in full force and effect.

Personal Account Dealing for Investment Purposes Only

The Company wishes to discourage excessive or speculative PAD or PAD for short term profits.

Staff are required to hold PA investments for 30 days or longer. When entering into a PA trade, staff members are required to intend to hold that investment for long-term investment rather than for speculative trading. It is acknowledged that circumstances may arise where a member of staff may wish to exit an investment within the 30-day minimum holding period. In such circumstances, such member of staff should consult with the CCO of the Company, giving the reasons for such wish, prior to any such exit. Compliance approval may be given to deal within the 30-day holding period in appropriate circumstances and only where there can be no perception of detriment to the interests of any the Company client.

The Company reserves the right to restrict PAD by members of staff in Covered Accounts which it considers speculative, excessive or inconsistent with the best interests of the Company and its Clients. The Company reserves the right to require a member of staff to reverse, cancel or freeze, at the member of staff’s expense any transaction or position which is inconsistent with this policy.

The Company additionally reserves the right, in its discretion, to impose further restrictions from time to time on the PAD activities of any member of staff.

Additional Restrictions

This policy sets forth the minimum standards for the regulation of staff PAD. The Company and the CCO of the Company may impose further requirements as they deem necessary in the interests of the Company and its Clients.

The CCO of the Company may request from any member of staff such additional information as they consider necessary relating to PA dealing.

If any member of staff is in doubt as to the meaning of any parts of this PA dealing policy, or as to any aspects of their PA Dealings, they must promptly contact the CCO of the Company for clarification.

Privacy

The Company is sensitive to its staff’s financial privacy concerns. The Company will not use or disclose the information related to Covered Accounts or transactions hereunder other than for the business and regulatory requirements of the firm.

D.	POSSIBLE FAMILY MEMBER CONFLICTS

To enable the Company to better assess certain conflicts of interest relating to staff members and their immediate family members, all staff members are required to complete a “Conflicts of Interest” questionnaire (attached hereto as Annex VIII). New staff members are required to complete the questionnaire within 30 days of becoming staff members of the Company. All staff members of the Company are required to complete the questionnaire on an annual basis within 30 days of each calendar year. Staff members must immediately notify the CCO of the Company if any information on their Conflicts of Interest questionnaire becomes inaccurate in any way. The CCO of the Company will review the responses to each staff member’s Conflicts of Interest questionnaire and maintain files relating thereto.

E.	PERSONAL DISCLOSURES REGARDING LEGAL AND REGULATORY MATTERS

In order for the Company to fully and accurately complete and maintain its Form ADV, it must obtain certain disciplinary information from staff members. As such, upon commencement of employment and annually thereafter at a time determined by the CCO of the Company, all staff members are required to complete the Disciplinary Questionnaire attached as Annex IX. The CCO of the Company will review the responses to the questionnaires and determine whether the Company is required to make any disclosures in the Company’s Form ADV or otherwise.

In addition, all members of staff are required to notify the CCO of the Company immediately if they become the subject of (1) any investigation or proceeding (including being named as a respondent or defendant) by any governmental entity or securities industry self-regulatory organization, including any request for testimony before such an entity or organization, (2) any refusal of registration, injunction, censure, fine, suspension, expulsion, or disciplinary action by a governmental entity or securities industry self-regulatory organization, (3) any charge under any provision of any securities law, regulation, or standard of conduct, (4) any arrest, summons, subpoena, arraignment, indictment, or conviction of any criminal felony or misdemeanor offense, or (5) any securities or commodities-related customer complaint, civil litigation, or arbitration.

The Company has the right to monitor any legal or disciplinary actions to which its members of staff are subject and to make any required disclosure regarding these matters. All members of staff are required to notify the CCO of the Company immediately if they fail in a business, make a compromise with creditors, file a bankruptcy petition, or are declared bankrupt.

F.	CONFIDENTIALITY

The Company’s members of staff often have access to highly confidential or sensitive information pertaining, among other things, to its business, its Clients and Investors, and Client investments that must be safeguarded to ensure that it is not used improperly or inconsistently with the specific purpose for which it was created or obtained.

The Company also receives personal or proprietary information from Clients and Investors that should be kept strictly confidential. Specifically, the names of Investors and information pertaining to their financial status should not be divulged to anyone outside the Company, even immediate family (without the specific consent of the investor). Exceptions to this policy include when the disclosure is required by law or is requested by a regulator or pursuant to a The Company members of staff may work with, review, examine, inspect, have access to, or obtain confidential information only for the purpose of fulfilling their responsibilities to the client or investor and should otherwise hold the information in strict confidence. Please refer to the section Bribery (privacy policy) in this Compliance Manual.

Jasper Capital Hong Kong Limited Information

The Company has devoted resources to develop its own style of portfolio management and portfolio management resources. In many cases, these methods constitute proprietary information and are believed to give the Company competitive advantages. As a result, it does not want its ideas and contacts disseminated outside of the Company. Accordingly, members of staff should refrain from discussing its business practices with outsiders. Any requests from outsiders for specific information of this type should be authorized by the CCO of the Company prior to release. Unless specifically authorized, members of staff should never discuss confidential information with persons outside of the Company or provide outside persons with copies of written material concerning our internal operating procedures or projections for the future. Exceptions must be approved by the CCO of the Company.

By accepting employment or affiliation with the Company, members of staff shall sign a confidentiality agreement with the Company.

G.	POLITICAL CONTRIBUTIONS

SEC’s “Pay to Play” Rules

Rule 206(4)-5 under the Advisers Act prohibits “pay to play” arrangements by most investment advisers. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to governmental officials in order to be rewarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

In order to detect and prevent against conflicts of interest, the CCO of the Company will maintain a political contributions log and require pre-clearance of political contributions. A member of staff seeking pre-clearance should certify that the contribution is not made for the purpose of obtaining or retaining the Company’s engagement as an investment adviser by a government entity.

It is the Company’s policy that contributions to candidates for public office, political parties or political action committees (“PACs”) (as described below) by the Company and all its members of staff are made in compliance with applicable law. The Company will neither participate in nor permit members of staff or their immediate family members to participate in pay to play practices. Any contribution, which includes any gift, subscription, loan, advance, deposit of money or anything of value (e.g. volunteering for or providing advice to the campaign), to candidates running for US state or local political office, candidates running for U.S. federal office who currently hold a US state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by the Company or its members of staff must be made in compliance with applicable law. In addition, members of staff or members of the member of staff’s immediate family (spouse, child, anyone living with any member of staff or anyone deriving financial support from the member of staff) (such individuals, “Immediate Family”) may only solicit another person to make any Political Contribution or coordinate another person’s Political Contribution (including fundraising activities) in compliance with applicable law. Members of staff are not permitted to facilitate or encourage Political Contributions through third parties, including, for example, consultants, attorneys, other family members, friends or entities affiliated with the Company as a means to circumvent this policy.

The Company will not make contributions or payments or otherwise give any endorsement or support to political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. The Company will not directly or indirectly reimburse members of staff or their immediate family members for individual political contributions or expenditures.

To comply with these laws, members of staff and members of their Immediate Family may not, without the prior written approval of the CCO of the Company, contribute to, solicit or coordinate campaign funds for:

•	a candidate running for US state or local office;

•	a candidate running for US federal office who currently holds a US state or local political office; or

•	a political party or PAC in the United States

All volunteer activities by members of staff or members of their Immediate Family for any such candidates or organizations must also be approved in writing by the CCO of the Company. This policy does not affect campaign contributions intended to be used for candidates for US federal office, such as the US House of Representatives, US Senate, or President of the United States, so long as the candidate does not hold a US state or local office at the time the Political Contribution is made.

If a member of staff or any member of his or her Immediate Family wishes to make a Political Contribution, solicit another person to make a Political Contribution, or coordinate another person’s (for example, conducting any fundraising activity) Political Contribution, the member of staff must complete a “Political Contributions Pre-Clearance Form” (See Annex VI) and submit the completed form to the CCO of the Company for pre-clearance before engaging in such activity (the form is available upon request from the CCO of the Company). Members of staff and Immediate Family members that wish to volunteer to assist or to be employed by a political party, PAC or candidate in the US must also complete the Political Contributions Pre-Clearance Form.

Definition of a PAC

A “PAC” is generally an organization the purpose of which is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labour unions, membership organizations or trade associations, or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

New Member of staff Certification

All new members of staff must complete a “New Staff Member Political Contribution Disclosure Form” (See Annex VII). Any Political Contributions by a new member of staff or his/her

Immediate Family members in the prior two years may affect the Company’s business. The CCO of the Company shall be consulted on all new members of staff hired by the Company in which the potential member of staff has made a Political Contribution in the prior two years before hiring. The CCO of the Company must determine whether such past Political Contributions will affect the Company’s business.

Required Books & Records relating to Political Contributions

Under Rule 204-2 of the Advisers Act, the Company must maintain records of Political Contributions made by the firm and its members of staff. The Company must also maintain a list of its “covered associates” (members of staff) and of government entities to which the firm has provided advisory services in the past five (5) years. The Company must maintain a list of government entity investors in each covered investment pool to which the firm has served as investment adviser in the past five (5) years if the investments are made as part of a plan or program of a government entity. The Company must also maintain records of all payments made by the firm and its members of staff to state or local political parties and PACs in the past five (5) years. In addition, the CCO of the Company will maintain a political contributions log.

H.	PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

The Company’s staff members must obtain approval from the CCO of the Company before they can directly or indirectly acquire beneficial ownership in any security in any initial public offering, follow-on public offering or a non-public offering (private placement).

I.	ANNUAL REVIEW BY TRUSTEES

No less frequently than annually, the CCO and other senior management shall furnish a written report to the Trustees, which shall:

•

Describe any issues arising under the Code of Ethics or “material compliance matter,” as such term is defined at Rule 38a-1(3)(2) of the Investment Company Act, not previously reported to the Trustees, including any information regarding sanctions and remedial actions taken in response thereto;

•	List of all waivers given by quantity and type and describe any waivers that might be considered material or important by the Trustees;

•	List all approvals of investments in IPOs and Limited Offerings that were granted;

•

Certify that the CCO has reviewed the Code and the compliance and supervisory policies and procedures of the Adviser and has found that they are reasonably designed to prevent violations of the Federal Securities Laws and of the Code itself.

The CCO shall provide reports similar to those described above (and elsewhere in the Code) to the boards of directors of other registered investment companies for which an Adviser serves as an adviser or sub-adviser.